Exhibit 10.2

Oklahoma City, OK

LEASE AGREEMENT

BETWEEN

DAVE COOK, individually

(“LANDLORD”)

AND

SCP POOL CORPORATION, a Delaware corporation

(“TENANT”)

1.		AGREEMENT OF LEASE	1
2.		TERM; OPTION TO EXTEND; AND TERMINATION OF LEASE	1
	2.1	Primary Term	1
	2.2	Adjustment of Commencement Date	1
	2.3	Option to Extend	1
3.		RENT & OTHER CHARGES	1
	3.1	Rent	1
	3.2	Late Fees	2
	3.3	Prepaid Rent and Security Deposit	2
	3.4	Disposition Fee	2
	3.5	Termination/Expiration Fees	2
4.		OTHER TENANT AND LANDLORD CHARGES	3
	4.1	Landlord Taxes	3
	4.2	Utilities	3
	4.3	Common Area	3
5.		USE AND OCCUPANCY	3
	5.1	Certificate of Occupancy	4
6.		MAINTENANCE AND REPAIRS	4
	6.1	Landdlord	4
	6.2	Tenant	5
	6.3	TDelivery at Commencement	6
	6.4	Landlord's and Tenant's Responsibilities	6
7.		ACCESS	3
	7.1	Pre-Commencement Date Access to Premises	6
	7.2	Landlord's Right to Access	6
8.		ALTERATIONS AND IMPROVEMENTS TO PREMISES; SIGNAGE	7
	8.1	Alterations and Improvements	7
	8.2	Signage	7
9.		DAMAGE OR DESTRUCTION	7
10.		CONDEMNATION	7
11.		INDEMNITY AND WAIVER OF CLAIMS	8
12.		INSURANCE	8
	12.1	Tenant's Insurance	8
	12.2	Landlord's Insurance	8
	12.3	Proof of Policy	8
13.		WAIVER OF SUBROGATION	9
14.		LIEN	9
15.		ASSIGNMENT, SUBLETTING	9
16.		ESTOPPEL CERTIFICATE	9
17.		NON-DISTURBANCE AGREEMENT	9
18.		FIXTURES AND PERSINAL PROPERTY; SURRENDER	9
	18.1	Removal of Tenant Property	9
	18.2	Surredering of Premises	9
19.		EVENTS OF DEFAULT	9
20.		REMEDIES	10
	20.1	Landlord's Remedies	10
	20.2	Tenant's Remedies	10
21.		ENVIORMENTAL WARRANTY AND INDEMNIFICATION AGREEMENT	10
22.		HOLDING OVER	11
23.		MISCELLANEOUS	12
	23.1	Entire Agreement	12
	23.2	Notices	12
	23.3	Non-Waiver	12
	23.4	Attorneys Fees	12
	23.5	Parties Bound	12
	23.6	Survival of Obligations	13
	23.7	Governing Law	13
	23.8	Time	13
	23.9	Waiver of Trial by Jury	13
	23.10	Quiet Enjoyment	13
	23.11	Force Majeure	13
	23.12	Authority	13
	23.13	Disposition of the Premises by the Landlord	13
	23.14	Non-Disturbance Agreement	13
	23.15	Submission of Lease	13

LEASE AGREEMENT

        This Lease Agreement (this “Lease”) is made and entered into as of the 15th day of January, 2001, by and between DAVE COOK, individually (“Landlord”), and SCP POOL CORPORATION, a Delaware corporation (“Tenant”).

1. AGREEMENT OF LEASE

        Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the term and upon the conditions and agreements hereinafter set forth, the following described premises:

Approximately 24,950 square feet consisting of 2,400 square feet of office and 22,550 square feet of warehouse space (“Premises”) located in a proposed building (the “Building”), and all other improvements located on the property, including all of the driveways, sidewalks, parking spaces, and the truck loading dock, which are more fully described in the Legal Description on Exhibit A attached hereto and made a part hereof (the “Land”).

2. TERM, OPTION TO EXTEND AND TERMINATION OF LEASE

2.1 Primary Term

        The term (“Primary Term”) of this Lease shall be for a period of ten (10) years commencing (11/20/01) on November 1, 2001 (the “Commencement Date”). The Primary Term of this Lease shall expire at 11:59 p.m. on October 31, 2011 (the “Expiration Date”).

        However, if Landlord is required to Substantially Complete (defined in Section 2.2) any Landlord Work (defined herein) prior to the Commencement Date under the terms of a Work Letter (defined in Exhibit B): (1) the date set forth in the prior sentence as the “Commencement Date” shall instead be defined as the “Target Commencement Date”; and (2) the actual “Commencement Date” shall be the date on which the Landlord Work is Substantially Complete, as determined by Section 2.2. “Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”), if any, attached as Exhibit B. In such circumstances, the Termination Date will instead be the last day of the Primary Term as determined based upon the actual Commencement Date.

        If Landlord does not deliver possession of the Premises to Tenant within sixty (60) days after the first date specified in Paragraph 1 of this Section 2.1, Tenant may elect to cancel the Lease by giving written notice to Landlord within ten (10) days after the sixty (60) day period ends. If Tenant gives such notice, the Lease shall be canceled effective as of the date of its execution, and no party hereto shall have any obligations, one to the other, and all monies, if any, paid by Tenant in advance will be refunded within 10 days of such cancellation. If Tenant does not give such notice, Tenant’s right to cancel the Lease at such time shall expire and the Primary Term shall commence upon the delivery of possession of the Premises to Tenant. If delivery of possession of the Premises to Tenant is delayed, Landlord and Tenant shall, upon delivery, execute an amendment to this Lease setting forth the Commencement Date and Expiration Date of the Lease.

2.2 Adjustment of Commencement Date

        The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work has been performed except for punch list items which do not prevent in any material way the use of the Premises for the purposes for which they were intended, and upon receipt of a Certificate of Occupancy.

2.3 Option to Extend

        The Tenant shall have the option to extend the term of this Lease for up to two (2) additional five (5) year terms (the first of such five (5) year terms shall be referred to herein as the “First Extended Term”, and the second of such terms shall be referred to herein as the “Second Extended Term”) on all of the same terms and conditions set forth herein except Rent which shall be mutually agreed upon, so long as, with respect to the First Extended Term, Tenant is not in substantial default of its obligations under this Lease beyond any applicable grace or cure period at the expiration of the Primary Term, and, with respect to the Second Extended Term, Tenant is not in substantial default of its obligations under this Lease beyond any applicable grace or cure period at the expiration of the First Extended Term. To exercise the Option with respect to the First Extended Term, Tenant shall notify Landlord in writing not less than one hundred twenty (120) days prior to the expiration of the Primary Term that Tenant intends to extend the term of the Lease through the First Extended Term. To exercise the Option with respect to the Second Extended Term, Tenant shall notify Landlord in writing not less than one hundred twenty (120) days prior to the expiration of the First Extended Term that Tenant intends to extend the term of the Lease through the Second Extended Term. If Tenant elects not to exercise the Option with respect to the First Extended Term, Tenant shall notify Landlord in writing not less than one hundred twenty (120) days prior to the expiration of the Primary Term, and this Lease shall terminate upon the expiration of the Primary Term. If Tenant elects not to exercise the Option with respect to the Second Extended Term, Tenant shall notify Landlord in writing not less than one hundred twenty (120) days prior to the expiration of the First Extended Term, and this Lease shall terminate upon the expiration of the First Extended Term. Each of the First Extended Term and the Second Extended Term shall be referred to herein as an “Extended Term”.

3. RENT & OTHER CHARGES

3.1 Rent

        This Lease is made for and in consideration of rent commencing upon the Commencement Date and continuing throughout the Primary Term or each Extended Term, as applicable, payable in equal monthly installments (“Rent”). The schedule of monthly installments of Rent payable with respect to the Premises during the Primary Term is the following:

        Tenant shall pay Landlord the sum of $1,518,456.96 as Rent for the Premises during the Primary Term in one hundred twenty (120) monthly installments as follows:

    (a)        Twenty-four (24) equal installments of $11,955.21 each payable on or before the first day of each month during the period beginning November 1, 2001 and ending October 31, 2003.

    (b)        Twenty-four (24) equal installments of $12,371.04 each payable on or before the first day of each month during the period beginning November 1, 2003 and ending October 31, 2005.

    (c)        Twenty-four (24) equal installments of $12,745.29 each payable on or before the first day of each month during the period beginning November 1, 2005 and ending October 31, 2007.

    (d)        Twenty-four (24) equal installments of $12,994.79 each payable on or before the first day of each month during the period beginning November 1, 2008 and ending October 31, 2009.

(e)     Twenty-four (24) equal installments of $13,202.71 each payable on or before the first day of each month during the period beginning November 1, 2009 and ending October 31, 20011.

        Each installment of Rent shall be due and payable on or before the first day of each calendar month during the Primary Term and each Extended Term, as applicable, at 423 Magnolia Lane, Mandeville, LA 70471 or at such other place as Landlord may from time to time designate in writing.

        Rent for partial months shall be prorated to reflect the period of such month that Tenant was actually in possession of the Premises. If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Primary Term or Extended Term, as applicable, will be prorated on a per diem basis and paid to Landlord on the Commencement Date, and the Primary Term or each Extended Term, as applicable, will be extended to terminate on the last day of the calendar month in which the Expiration Date occurs.

3.2 Late Fees

        If Tenant fails to pay the foregoing Rent to Landlord on or before the 10th day of the month in which it is due, in addition to all other rights and remedies that Landlord may have hereunder, Landlord may assess a “late charge” on such amount equal to 3% of the then delinquent installment of Rent which late fee will not be subject to any interest charges. Said late fee shall be due with the next rental payment.

3.3 Prepaid Rent and Security Deposit

Upon acceptance of this Lease Contract by all parties, Tenant will deposit with the Landlord the sum of $23,910.42, representing the first two (2) full calendar months rent. Upon written request by Landlord during the one hundred seventh (117th) month of the Lease Term, Tenant shall pay to Landlord the amount of $13,202.71 which shall be held as a Security Deposit. No interest shall be paid on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts and no trust relationship is created with respect to the Security Deposit. Upon any termination of this Lease, Landlord shall refund the unused portion of the Security Deposit to Tenant within thirty (30) days after the expiration of this Lease.

3.4 Disposition Fee

        If Landlord elects to sell or otherwise dispose of the Premises in accordance with Section 22.13 below, Landlord shall pay a fee to Tenant (the “Disposition Fee”) in an amount equal to the greater of (I) fifty percent (50%) of the Profit (as hereinafter defined) on the sale or other disposition of the Premises; or (ii) fifty percent (50%) of the amount by which the Fair Market Value (as hereinafter defined) of the Premises exceeds $850,000 (the initial cost of the Premises). The Disposition Fee shall be due and payable to Tenant within one hundred five (105) days after the delivery of the Notice of Disposition (as defined in Section 22.13 below) to Tenant. As used herein, “Profit” shall mean the amount by which (a) the sale price, in the event of the sale of the Premises, or (b) the proceeds of any other disposition of the Premises, in the event of such other disposition, exceed(s) $850,000. As used herein, “Fair Market Value” shall mean fair market value as determined by an appraisal of the Premises provided by an Oklahoma Certified Appraiser.

3.5 Termination/Expiration Fees

        If Tenant elects not to exercise the Option (2.3) with respect to the First Extended Term, Landlord shall, within thirty (30) days of the expiration of the Primary Term, pay to Tenant a fee in an amount equal to the greater of (I) fifty percent (50%) of the amount by which the Fair Market Value of the Premises exceeds $850,000; or (ii) if, as of the expiration of the Primary Term, Landlord has agreed to sell or otherwise dispose of the Premises, fifty percent (50%) of the Profit derived, or to be derived, from the sale or other disposition of the Premises, as the case may be. If Tenant elects not to exercise the Option with respect to the Second Extended Term, Landlord shall, within thirty (30) days of the expiration of the First Extended Term, pay to Tenant a fee in an amount equal to the greater of (I) fifty percent (50%) of the amount by which the Fair Market Value of the Premises exceeds $850,000; or (ii) if, as of the expiration of the First Extended Term, Landlord has agreed to sell or otherwise dispose of the Premises, fifty percent (50%) of the Profit derived, or to be derived, from the sale or other disposition of the Premises, as the case may be. If Tenant elects to exercise the Option with respect to both the First Extended Term and the Second Extended Term, Landlord shall, within thirty (30) days of the expiration of the Second Extended Term, pay to Tenant a fee in an amount equal to the greater of (I) fifty percent (50%) of the amount by which the Fair Market Value of the Premises exceeds $850,000; or (ii) if, as of the expiration of the Second Extended Term, Landlord has agreed to sell or otherwise dispose of the Premises, fifty percent (50%) of the Profit derived, or to be derived, from the sale or other disposition of the Premises, as the case may be.

4. OTHER TENANT AND LANDLORD CHARGES

4.1 Landlord Taxes

        During the Primary Term and Extended Term, Landlord shall pay promptly when due to the appropriate governmental agency or authority all ad valorem, real estate and public improvement taxes, impositions or assessments in connection with the Premises (“Landlord Taxes”). In the event Landlord fails to pay the Landlord Taxes when due and payable, Tenant shall have the right to pay the Landlord Taxes on Landlord’s behalf, and to collect from Landlord the amount paid plus interest at the rate of 10% per annum from the date of payment until repaid. Landlord shall pay said amount within 30 days of receipt of written demand from Tenant. If Landlord fails to reimburse Tenant within 30 days, Tenant may deduct such amount from the payment of Rent. For purposes hereof, the Landlord Taxes for any year shall be the Landlord Taxes that are due for payment or paid in that year rather than the Landlord Taxes that are assessed, become a lien or accrue during such year. Tenant shall reimburse Landlord for the Landlord Taxes paid by Landlord within 30 days after Landlord’s written request therefor. Landlord shall provide Tenant with a copy of the actual tax bill and proof of payment. The Landlord Taxes will be prorated between Landlord and Tenant so that Tenant will be responsible only for the Landlord Taxes from (I) the Date of Commencement through December 31, 2001 for the first calendar year, and (ii) January 1 of the last calendar year until the Expiration Date or other termination date for the last calendar year, so that Tenant will be responsible only for such tax or assessment as may be attributable to the period of time that Tenant was actually in possession of the Premises.

4.2 Utilities

        Tenant shall be solely responsible for and shall promptly pay all charges for electricity, gas, water, sewer and all other utilities used upon or furnished to the Premises and used by the Tenant. If some utilities or services are not separately metered and used by other tenants of the Building, then Tenant shall pay its pro rata share of such bills. Landlord shall not be liable for damages or otherwise for any interruption or failure in the supply of such utility services, or if either the quantity or character of such utilities supplied is changed or is no longer available or suitable for Tenant’s requirements. Landlord is solely responsible for ensuring the Premises are in such condition that the utility companies can properly connect and provide all of the services used by and in connection with the Premises during the term of the Lease.

4.3 Common Area

        During the Primary Term and each Extended Term, Landlord shall pay promptly when due any charges or assessments of any association in connection with the Premises. Tenant shall reimburse Landlord its pro rata share within 30 days after Landlord’s written request therefor. Landlord shall provide Tenant with a copy of the actual bill and proof of payment. Tenant will be responsible only for such charges or assessments as may be attributable to the period of time that Tenant was actually in possession of the Premises.

5. Use and Occupany

        Tenant shall use the Premises for Tenant’s wholesale distribution operations, which may operate on a 24-hour a day schedule, for swimming pool and spa related products, equipment, chemicals and supplies and all other lawful uses related thereto.

        Tenant shall not do or permit to be done in or about the Premises anything that is illegal or unlawful or that is of an inherently dangerous nature. Tenant shall obtain all permits, licenses, certificates or other authorizations and any renewals, extensions or continuances of the same required in connection with the lawful and proper use of the Premises and shall pay when due all taxes upon its merchandise, stock, fixtures, equipment and leasehold improvements located on the Premises.

        Notwithstanding any requirements due to Tenant’s storage of permitted Hazardous Materials (as defined in Section 20 herein), Landlord represents and warrants that, at the commencement of this Lease, the Premises and all improvements thereon shall be in compliance with all applicable laws, statutes, ordinances, requirements, building codes, fire and zoning codes and/or local, city, state and federal regulations, including the American with Disabilities Act (“ADA”) (collectively “Laws”) of all governmental authorities with jurisdiction, and Landlord shall be responsible for curing all breaches of this representation and warranty at Landlord’s sole cost and expense, throughout the term of the Lease, and any extensions thereof. Tenant shall immediately notify Landlord in writing upon Tenant’s discovery that such a breach exists, along with all supporting information and documentation.

        Landlord further warrants that to its knowledge, the Premises, and the land upon which the Premises reside are free from the presence of any Hazardous Materials (as defined in Section 20 herein) contamination at the commencement of this Lease and Landlord shall be responsible to cure any breach of said warranty at Landlord’s sole cost and expense, and Tenant shall not be liable in any way for any breach of Landlord’s warranty herein, whether said breach was known or unknown to Landlord.

        However, if any breach of Landlord’s warranties herein exists and either the breach of the Landlord’s warranty and representation itself, or the cure of such a breach prevents Tenant from reasonably conducting its normal material business operations for a period greater than forty-five (45) days, Tenant may terminate this lease by providing Landlord thirty (30) days written notice no more than forty (45) days from the date Tenant and/or Landlord discover said breach and/or reasonably determine that the cure of such breach will cause the obstruction of Tenant’s business operations, as stipulated above. In the event Tenant does not choose to terminate the Lease under this stipulation and upon Landlord’s receipt of written notice of such from Tenant or the lapse of the forty-five (45) day period prescribed herein, Landlord shall immediately commence to cure said breach, at Landlord’s sole cost and expense and this Lease shall remain in full force and effect. In addition, Tenant may pursue any and all other remedies available in equity or at law due to Landlord’s breach.

5.1 Certificate of Occupancy.

        If required, Tenant shall obtain a Certificate of Occupancy from the municipally in which the property is located prior to occupancy of the Premises. Tenant may apply for a Certificate of Occupancy prior to the Commencement Date and, if Tenant is unable to obtain a Certificate of Occupancy, Tenant shall have the right to terminate this Lease by written notice to Landlord if Landlord or Tenant is unwilling or unable to cure the defects which prevented the issuance of the Certificate of Occupancy. Landlord may, but has no obligation to, cure any such defects, including any repairs, installations, or replacements of any items, which are not presently, existing on the Premises, or which have not been expressly agreed upon by Landlord in writing. All monies, if any, paid by Tenant in advance will be refunded within 10 days of such termination.

6. MAINTENANCE AND REPAIRS

6.1 Landlord

        Landlord shall maintain in good repair and condition at its sole cost and expense: (I) the Building’s foundation and the structural soundness of the Building’s roof and floor, and the Building’s exterior walls and doors (excluding the interior surface of the exterior walls); (ii) the downspouts and gutters, (iii) water, sewer and gas lines and electrical services up to the point of entry into the Building; (iv) all of the other improvements on the Land including the sidewalk(s), (v) Building fire/life safety and sprinkler; and (vi) the Premises’ ADA compliance (collectively, the “Landlord Repairs”). Further, Landlord shall make all repairs and restorations made necessary by fire or other peril covered by the standard extended coverage endorsement on fire insurance policies; provided, however, that Tenant shall reimburse Landlord upon demand for the cost of repairing any damage to the Premises caused by the gross negligence or the deliberate act of Tenant, its employees, agents or invitees. If Landlord fails to make any of the Landlord Repairs, Tenant may make them at the expense of Landlord and Tenant may deduct such expenses from the payment of Rent. Landlord warrants the Premises are in compliance with all applicable building codes, local, city, state and federal regulations, laws, statutes, and ordinances in effect at the commencement of the Lease. Tenant shall promptly give Landlord notice of any repair required by Landlord pursuant to this Section 6, after which Landlord shall perform the reported repairs within 10 business days or sooner if the reported damage requiring repair compromises the safety of Tenant, its employees or customers, or Tenant’s property within the Premises.

6.2 Tenant

        Subject to the Landlord Repairs, Tenant shall, at its sole cost and expense, maintain in good repair and in a neat, clean and tenantable condition: (I) the interior of the Building; (ii) plumbing, water and sewer lines from the point of entry into the Premises; (iii) interior doors, including frames and hardware; (iv) lighting fixtures; (v) electrical switches and receptacles; (vi) plumbing fixtures; (vii) ceilings; (viii) window glass; (ix) parking lot, (x) loading dock and (xi) interior walls. Tenant must contract with a qualified and property insured HVAC contractor to have HVAC units serviced at a minimum of once every six months. Further, Tenant shall make all repairs necessitated by the gross negligence or deliberate act of Tenant, its employees, agents or invitees. Tenant shall keep the Premises neat and free of trash, scraps, materials, products used in its business. In the event Tenant fails to make any repairs, or maintain the Premises in accordance with the provisions of this Lease, the Landlord shall make such repairs, or maintenance, and bill Tenant for the cost of same. Tenant shall pay said amount within 30 days of receipt of written demand from Landlord. Tenant covenants that it shall, at all times, keep the exterior of the Premises free and clear of all trash, pallets, debris, glass, cartons, or any other unsightly matter caused by reason of Tenant or Tenant’s customers or invitees. Further, Tenant shall not permit or suffer any noise, smoke or odor which will constitute a public or private nuisance.

6.3 Delivery at Commencement

         At the Commencement Date, Landlord shall deliver the Premises and all equipment, Building systems and Alterations thereon, including all lamps, bulbs, ballasts and starters and those items required to be maintained and repaired by Tenant, in good working condition to Tenant. Landlord shall warrant the condition of the Building including each Building system and equipment serving the Premises for a period of 6 months following the Commencement Date hereof. During this 6 month period, Tenant shall have no obligation to repair or replace, nor shall Tenant bear any responsibility for any portion of the cost of any repair, to any system, piece of equipment or Alterations serving the Premises, unless the same is necessitated by the gross negligence or willful misconduct of Tenant. At all times during the Primary Term and each Extended Term hereof, Tenant shall have the benefit of any and all warranties in effect and held by Landlord on the equipment and systems for which Tenant is responsible to maintain and repair.

6.4 Landlord’s and Tenant’s Responsibilities

        Except as may be modified in other paragraphs contained in this Lease, Landlord and Tenant shall be responsible for providing and/or paying for certain items listed below, but not limited to the items below:

Item	Landlord	Tenant	Dollar Limit*
Natural or propane gas utility service		X
Water utlilty service		X
Sewer utility service		X
Electric utility service		X
Real estate taxes		X
Fire and extended coverage insurance		X
Liability insurance		X
Trash collection		X
Yard maintenance		X
Parking lot repairs and maintenance		X
Repair and maintenance of HVAC systems		X	Semi-annual basis
Replacement of HVAC Systems	X
Structural repair and maintenance	X
Interior repair and maintenance		X
Plumbing repair and maintenance		X
Plumbing replacement up to Building	X
Electrical repair and maintenance		X
Electrical replacements up to Building	X
Snow removal		X
Water heater and maintenance		X
Water heater replacement	X
Glass replacement excluding plate glass		X
Plate glass replacement		X
Janitorial - interior		X
Light bulb and ballast replacement		X
Repair and maintenance of roof	X
Roof replacement	X
Fire extinguishers		X

If blank, 0 or none, there is no dollar limit. Tenant shall not contract for or authorize repairs or replacement which are the responsibilities of the Landlord.

7. ACCESS

7.1 Pre-Commencement Date Access to Premises

        Landlord shall permit Tenant access to the Premises prior to the Commencement Date for the purpose of setting up storage racks, trade fixtures and other equipment for the operation of Tenant’s business, and all of the terms and conditions of this Lease shall apply to such prior period, except that Tenant will not have to pay any Rent during such pre-Commencement Date period.

7.2 Landlord’s Right to Access

        Landlord has the right with no less than 24 hours notice to Tenant, emergencies excepted, to enter the Premises periodically and with no less than 24 hours notice to Tenant, emergencies excepted, shall have access to the Premises during normal business hours for inspection or in connection with the improvement or repair of and the providing of utilities and other services to the Premises.

8. ALTERATIONS AND IMPROVEMENTS TO PREMISES; SIGNAGE

8.1 Alterations and Improvements

        Tenant may make any and all additions, modifications, improvements or alterations (collectively, “Alterations”) to the Premises that it deems necessary for the use and occupancy of the Premises, SO LONG AS Tenant obtains Landlord’s prior consent, which consent shall not be unreasonably withheld or delayed. Landlord shall make all repairs, alterations or improvements that Landlord may reasonably deem necessary for the preservation, safety or improvement of the Premises; provided, however, that in so doing Landlord shall not unreasonably interfere with Tenant’s use and occupancy of the Premises. Tenant, however, shall have no obligation at the expiration of the Primary Term or Extended Term or other termination of this Lease, to remove any Alterations to the Premises made by the Tenant with Landlord’s prior consent. In the event Tenant does not remove its Alterations to the Premises at the expiration of the Primary Term or Extended Term or other termination of this Lease, then Tenant shall surrender the Premises, including the Alterations, to Landlord in good order and condition, ordinary wear and tear and damage by casualty excepted.

8.2 Signage

        Tenant may display in, on, or above the Premises any sign or decoration, the nature of which is permitted by applicable law and is not dangerous, unsightly or detrimental to the Premises. At the termination of this Lease, Tenant shall remove any signs it has placed on the Premises during the Primary Term or each Extended Term. In the event Tenant removes any of its signs on the Premises and in doing so causes damage or disrepair to the Premises, ordinary wear and tear excepted, Tenant shall return that portion of the Premises to its original condition at its sole cost and expense.

9. DAMAGE OR DESTRUCTION

        If the Premises are damaged or destroyed by fire, earthquake or any other casualty to such an extent as to render the same untenantable in whole, Tenant shall give Landlord immediate notice of the occurrence of any such casualty, and this Lease shall terminate as of the date of such casualty and all rent shall be accounted for as of such date.

        If the Premises are damaged or destroyed by fire, earthquake or any other casualty to such an extent as to render 40% of the Premises untenantable, Tenant shall give Landlord immediate notice of the occurrence of any such casualty. Landlord must notify Tenant within 20 days of the occurrence of such casualty, if the Premises cannot reasonably be restored within 120 days from the date of casualty. Landlord or Tenant may terminate this Lease by providing the other written notice of same within 15 days of the date of casualty.

        If the Premises can reasonably be restored within 90 days from the date of casualty, Landlord shall notify Tenant in writing within 20 days of such casualty of Landlord’s intention to restore the Premises and shall promptly commence said restoration and repair at its own expense excluding the improvements installed by Tenant and work diligently to complete same within the 90 days, and this Lease shall continue in full force and effect subject to delays arising from the collection of insurance proceeds or from Force Majeure events. In addition, Landlord agrees to use reasonable efforts to assist Tenant in finding temporary substitute space, including available space owned by Landlord. Landlord shall submit initial plans and specifications, and any changes thereafter, for Tenant’s review and approval. Tenant shall have the right to inspect periodically the restoration and repair work. Landlord warrants that all repairs and restoration of the Premises shall be in compliance with all Laws of all governmental authorities having jurisdiction over the Premises.

        Tenant at Tenant’s expense, except if same is necessitated by Landlord’s acts or omissions, shall promptly perform, subject to delays arising from the collection of insurance proceeds, or from Force Majeure events, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either party may terminate this Lease if the Premises are substantially damaged during the last year of the Primary Term or each Extended Term and Landlord reasonably estimates that it will take more than 1 month to repair such damage.

        If (a) the Property is damaged by fire or other casualty thereby causing the Premises to be untenantable or (b) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

10. CONDEMNATION

        If all of the Premises (or less than all, but Tenant reasonably determines that the remaining portion cannot be used to facilitate its wholesale distribution activities) shall be acquired by the right of condemnation or eminent domain for any public or quasi-public use or purpose, or sold to a condemning authority under threat of condemnation, then the term of this Lease shall cease and terminate as of the date of title vesting in such proceeding (or sale) and all rent, if any, shall be paid up to that date. In the event of a partial taking or condemnation that takes less than a substantial portion of the Premises and Tenant determines that the remaining portion can be used to facilitate its wholesale distribution activities, this Lease shall continue in full force and effect but with an equitable reduction or abatement of rent. Landlord shall promptly commence said restoration and repair at its own expense excluding the improvements installed by Tenant and work diligently to complete same. In addition, Landlord agrees to use reasonable efforts to assist Tenant in finding temporary substitute space, including available space owned by Landlord. Landlord shall submit initial plans and specifications, and any changes thereafter, for Tenant’s review and approval. Tenant shall have the right to inspect periodically the restoration and repair work. Landlord warrants that all repairs and restoration of the Premises shall be in compliance with all Laws of all governmental authorities having jurisdiction over the Premises.

        In the event of any condemnation, taking, or sale, whether whole or partial, Landlord and Tenant shall each be entitled to receive and retain such separate awards and portions of lump sum awards as may be allocated to their respective interests in any condemnation proceedings, or as may be otherwise agreed. Termination of this Lease shall not affect the right of the parties to such awards.

11. INDEMNITY AND WAIVER OF CLAIMS

        Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents (“Landlord Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties (defined below) or any of Tenant’s transferees, contractors or licensees.

        Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties (defined below), Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord, or any of Landlord’s contractors, or other tenants.

12. INSURANCE

12.1 Tenant’s Insurance

        Tenant shall carry and maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $1,000,000.00; and (2) all risk property covering all of the items included in the leasehold improvements constructed in the Premises collectively, the “Improvements”), written at replacement cost value and with a replacement cost endorsement covering all of Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”).

12.2 Landlord’s Insurance

        Landlord covenants and agrees that it will procure and maintain during the Primary Term and Extended Term, at Tenant’s expense, property insurance for the Premises against loss by all risk, including flood, wind and earthquake, if required, (“Landlord’s Insurance”) for the full replacement cost of the Premises, and commercial general liability insurance in a combined single limit amount of not less than $1,000,000 insuring against injury or death to any person or persons and damage to property. Tenant shall reimburse Landlord within fifteen (15) days after Tenant receives a written statement for such insurance. The Landlord’s Insurance will be prorated between Landlord and Tenant so that Tenant will be responsible only for the Landlord’s Insurance from (I) the Date of Commencement through December 31, 2001 for the first calendar year, and (ii) January 1 of the last calendar year until the Expiration Date or other termination date for the last calendar year, so that Tenant will be responsible only for such insurance as may be attributable to the period of time that Tenant was actually in possession of the Premises.

12.3 Proof of Policy

        Reputable and solvent insurers licensed to do business in Oklahoma shall issue all insurance required to be carried by both parties hereunder. Tenant’s commercial general liability insurance policies shall name Tenant as a named insured and Landlord (or any successor) and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as additional insureds. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises for any reason. Landlord shall provide Tenant with a certificate of insurance evidencing Landlord’s Insurance upon request. All policies of Landlord’s Insurance shall contain endorsements that the insurer(s) shall give Tenant and its designees at least 30 days’ advance written notice of any cancellation, termination or lapse of insurance.

13. WAIVER OF SUBROGATION

        Notwithstanding anything in this Lease to the contrary, Landlord and Tenant shall cause their respective insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, beneficiaries, partners, members, officers, directors, agents, advisors, shareholders, and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant’s property, the Premises, any additions or improvements to the Premises, or any contents thereof.

14. LIEN

        Tenant will keep the Premises free and clear of all mechanics and materialmen’s liens and other liens on account of work done for or by Tenant or persons claiming under it. Should any such lien be filed against the Premises, Tenant shall, within 30 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law.

15. ASSIGNMENT, SUBLETTING

        Tenant shall not assign or sublet the Premises without first obtaining Landlord’s prior written consent, which shall not be unreasonably withheld or delayed, and any attempt to so assign or sublet without Landlord’s written consent shall be null and void; and if any such assignment or sublease is made with the written consent of Landlord, Tenant shall nevertheless remain liable to Landlord for payment of rent according to the terms hereof and for due performance of all the terms, covenants and conditions of this Lease unless otherwise agreed to in writing by both parties. If Tenant is a corporation, then any transfer of this Lease by merger, consolidation or liquidation or any change in the ownership of, or power to vote the majority of its outstanding voting stock shall not constitute an assignment for the purposes of this paragraph. If written Landlord once gives consent to any such assignment or subletting, such consent shall not operate as a waiver of the necessity for obtaining Landlord’s written consent to any subsequent assignment or subletting. Landlord shall not assign this Lease without first obtaining Tenant’s prior written consent, which shall not be unreasonably withheld or delayed, and any attempt to so assign without Tenant’s written consent shall be null and void. If Landlord is a corporation, then any transfer of this Lease by merger or consolidation shall not constitute an assignment for the purposes of this paragraph.

16. ESTOPPEL CERTIFICATE

        Tenant shall at any time, and from time to time, and upon Landlord’s written request, execute, acknowledge and deliver to Landlord a statement in writing certifying: (I) that this Lease is unmodified and in full force and effect (or if there has been any modification hereof that the same is in full force and effect as modified and stating the nature of the modification or modifications); (ii) that to the best of its knowledge, Landlord is not in default under this Lease (or if any such default exists the specific nature and extent thereof); and (iii) the date to which rent and other charges have been paid in advance, if any; and (iv) any other information regarding this Lease or Tenant’s occupancy as required by an Estoppel Certificate.

17. NON-DISTURBANCE AGREEMENT

        Landlord shall use its best efforts to cause Lender to not disturb Tenant’s possession of the Premises by providing Tenant with an acceptable Non-Disturbance Agreement.

18. FIXTURES AND PERSONAL PROPERTY; SURRENDER

18.1 Removal of Tenant Property

        Trade fixtures, equipment, furniture and other personal property installed or placed in the Premises at the cost of Tenant shall be the property of Tenant unless otherwise specified in this Lease and Tenant shall remove the same prior to the expiration or sooner termination of this Lease. Tenant shall, at its own cost and expense, completely repair any and all damage to the Premises resulting from or caused by such removal. If Tenant fails to remove all or any of such property within ninety (90) days of the Expiration Date or other termination, Landlord may at Landlord’s option retain all or any of such property and title thereto shall thereupon vest in Landlord.

18.2 Surrendering of Premises

        Upon the expiration or sooner termination of this Lease, Tenant shall surrender to Landlord the Premises without any disturbance thereto in good condition and repair, reasonable wear and tear and damage by casualty not caused by Tenant or its agents or employees excepted.

19. EVENTS OF DEFAULT.

        Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default:

If Tenant fails to pay any sum due under this Lease for 15 days after Landlord’s written notice to Tenant of such past due amount,

If Tenant becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due; or

If Tenant fails to remedy any default with respect to any of the other provisions, covenants or conditions of this Lease to be kept or performed by Tenant within 15 days after written notice (or such additional time as is reasonably required to correct any such default, provided Tenant has commenced such cure within 15 days of written notice and is diligently pursuing same to completion).

20. REMEDIES Remedies.

20.1 Landlord’s Remedies.

        Upon any default, Landlord shall have the right to pursue any of its rights and remedies at law or in equity, including any one or more of the following remedies:

    (i)        Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant, Tenant’s property and any party occupying all or any part of the Premises. Tenant shall pay Landlord on demand the amount of all past due rent and other losses and damages that Landlord may suffer as a result of Tenant’s default, whether by Landlord’s inability to relet the Premises on satisfactory terms or otherwise, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, reasonable attorneys’ fees, brokerage commissions, repairing, altering, remodeling, or otherwise putting the Premises into the same condition as of the commencement of this Lease.

    (ii)        Terminate Tenant’s right to possession of the Premises and, in compliance with applicable Law, expel and remove Tenant, Tenant’s Property and any parties occupying all or any part of the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Primary Term or Extended Term as applicable, and on such conditions (which may include concessions and alterations of the Premises) and for such uses as Landlord in its reasonable discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises.

        Landlord agrees to credit all rents and other income from reletting the Premises against Tenant’s liability after first reimbursing itself for all reasonable costs incurred in curing Tenant’s default.

20.2 Tenant’s Remedies.

        Landlord shall not be in default in the performance of any of its obligations in this Lease contained unless and until Landlord shall have failed to perform such obligation within 15 days (or such additional time as is reasonably required to correct any such default, provided Landlord has commenced such cure within 15 days of written notice and is diligently pursuing same to completion) after written notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation, or such lesser period as may be specified elsewhere herein. If Landlord fails to so cure such default as prescribed herein, then Tenant may exercise “self-help” and offset the reasonable cost thereof against the payment(s) of Rent next becoming due to Landlord, in addition to any other statutory remedies available, at the option of Tenant.

21. ENVIRONMENTAL WARRANTY AND INDEMNIFICATION AGREEMENT

This Section of the Lease shall govern any and all issues regarding Hazardous Materials referenced throughout the Lease.

I.     Definitions for purposes of this Lease:

(a)     “Hazardous Material” means: (1) “hazardous substances” or “toxic substances” as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. ” 9601, et seq., or the Hazardous Materials Transportation Act, 49 U.S.C. ss 1801, all as currently amended and amended after this date; (ii) “hazardous wastes,” as that term is defined by the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. “” 6901, et seq., as currently amended and amended after this date; (iii) crude oil or any faction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. “” 2011, et seq., as currently amended and amended after this date; (v) asbestos in any form or condition; and (vi) polychlorinated byphenyls (PCB’s) or substances or compounds containing PCB’s.

    (b)        “Environmental Laws” means: all applicable federal, state, and local laws, regulations, and ordinances relating to public health and safety and protection of the environment, including those statutes, laws, regulation and ordinances identified in subparagraph (a) all as amended and modified from time to time.

(c)     “Contamination” means: the presence of Hazardous Material(s) in concentrations which require remediation under applicable Environmental Laws.

II.     Landlord acknowledges that Tenant shall, as a normal and ordinary course of Tenant’s business as a wholesale distributor of swimming pool supplies, have certain Hazardous Materials present on the Premises. This acknowledgement shall be deemed Landlord’s approval of such, but limited to those Hazardous Materials which are a normal and ordinary course of Tenant’s business. Said Hazardous Materials include, but are not limited to, the following chemical families: HYPOCHLORITE; CHLORINATED ISOCYANURATE; HALOGENATED HYDANTOINS.

        Subject to the limitations and restrictions set forth in subparagraph II(f) below, Tenant represents, warrants and covenants to Landlord that during the term of this Lease and all renewals thereunder:

(a)

Tenant has not permitted and will not permit to occur any release or disposal of Hazardous Materials, on, in, under, or from the Premises. Tenant, however, shall be permitted to have on the Premises those Hazardous Materials which are a normal and ordinary part of Tenant’s business operations, provided Tenant shall be in compliance with all applicable Environmental Laws relating to said Hazardous Materials.

(b)

Tenant will notify Landlord of all written complaints, claims, citations, demands, inquiries, reports, notices or spills or releases of hazardous materials relating to compliance with Environmental Laws and Tenant’s use and occupancy of the Premises within five (5) business days of Tenant’s receipt thereof. To the extent possible, Tenant will promptly cure and resolve any such actions and proceedings that result from any Contamination caused solely by Tenant or Tenant’s agents, employees, contractors, customers or invitees (collectively, “Tenant’s Agents”). Tenant will keep the Premises free of any lien imposed pursuant to any Environmental Law for any Contamination caused solely by Tenant or Tenant’s Agents.

(c)

If Tenant fails to undertake to cure a violation of any of the foregoing warranties, representations, and covenants within a reasonable time, Landlord may cause the removal of any Contamination from the Premises in accordance with Environmental Laws. As to Contamination caused solely by Tenant or Tenant’s Agents, the reasonable costs of any remediation of said Contamination required by Environmental Laws will be additional rent under this Lease, and such reasonable costs will become due and payable on demand by Landlord, but only if Tenant fails to undertake to comply with this paragraph within a reasonable time.

(d)

Tenant agrees to indemnify, defend, and hold Landlord and Landlord’s affiliates, shareholders, directors, officers, employees, and agents free and harmless from and against all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements or expenses of any kind (including reasonable attorneys’ fees and investigation costs, whether defending or prosecuting any litigation, claim or proceeding) that may at any time be imposed upon, incurred by, or asserted or awarded against Landlord in connection with or arising from or out of:

(1)	any Contamination which has been caused solely by Tenant or Tenant’s Agents on, in, or under or affecting all or any portions of the Premises;

(2)	any misrepresentation, inaccuracy or breach of any warranty, covenant or agreement contained (other than (e)(1) above) or referred to in this Section of the Lease by Tenant;

(3)

any violation or claim of violation by Tenant or Tenant’s Agents of any Environmental Law (other than (e)(1) or (e)(2) above) that Tenant does not diligently undertake to resolve within a reasonable time.

        This indemnification shall survive the termination of this Lease and shall be in full force and effect for five (5) years after the termination of the Lease, after which time, it shall be null, void, and of no force and effect.

    (f)        The acts set forth in Paragraph 20 (II)(d)(1), (2), and (3) for which indemnification is provided are hereinafter referred to as Predicate Acts. To the extent that any of the Predicate Acts are caused, in whole or in part, by the acts or omissions of the Landlord or any other person or party (other than Tenant or Tenant’s Agents) then Tenant’s obligation under this paragraph providing for indemnity shall be limited to the degree and percent that Tenant’s acts or omissions contributed to the Predicate Acts and Tenant shall be responsible only for that portion of the costs which would not otherwise have been incurred were it not for Tenant’s Predicate Acts.

22. HOLDING OVER

        If, without the execution of a new lease or written extension and with the consent of Landlord, Tenant shall hold over after the expiration of the Primary Term (or any Extended Term if applicable), Tenant shall be deemed to be occupying the Premises as a tenant from month to month, which tenancy may be terminated by either Landlord or Tenant upon 30 days prior written notice to the other. During such tenancy, Tenant agrees to pay to Landlord 125% of the monthly installment of Base Rent which was payable in the month immediately preceding the month in which the expiration or termination occurs, and to be otherwise bound by all of the other terms, covenants and conditions as herein specified. If Tenant fails to surrender the Premises upon the termination of this Lease, in addition to any other liabilities to Landlord arising therefrom, Tenant shall indemnify and hold Landlord harmless from loss or liability resulting from such failure, including any claims made by any succeeding tenant founded on such failure.

23. MISCELLANEOUS

23.1 Entire Agreement

        This Lease, together with the exhibit(s) attached hereto, contains the entire agreement of the parties hereto with respect to the Lease, which alone fully and completely expresses the agreement of the parties.

      Exhibit A: Premises
      Exhibit B: TurnKey Work Letter

No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by both parties hereto.

23.2 Notices.

        Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by U.S. Mail, Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service:

       If to Tenant:

      SCP Pool Corporation
      109 Northpark Blvd., Suite 400
      Covington, Louisiana 70433
      Attention: Lease Administrator
      Phone: 985.892.5521
      Fax: 985.892.1657

       If to Landlord:

      Dave Cook
      423 Magnolia Lane
      Mandeville, Louisiana 70471

23.3 Non-Waiver.

        The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord of Base Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

23.4 Attorneys Fees.

        In the event either party hereto shall bring an action or proceeding to enforce the terms hereof, declare rights hereunder or defend against an action brought by the other party, the Prevailing Party (as hereafter defined) in any such proceeding, action or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision, adjudication or judgment. The term “Prevailing Party” shall include, without limitation, the party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment or the abandonment by the other party of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all reasonable attorneys’ fees incurred by the Prevailing Party in pursuit or defense of any such action brought by the other party.

23.5 Parties Bound.

        Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. No obligation of Landlord or Tenant shall arise under this Lease until each party signs the instrument.

23.6 Survival of Obligations.

        Upon the expiration or other termination of this Lease, neither party shall have any further obligation nor liability to the other except as otherwise expressly provided in this Lease and except for such obligations as, by their nature or under the circumstances, can only be, or by the provisions of this Lease, may be performed after such expiration or other termination.

23.7 Governing Law.

        This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises is located. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. All terms and words used in this Lease, regardless of the number or gender, in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

23.8 Time

        Time is of the essence of this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

23.9 Waiver of Trail by Jury.

        THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

23.10 Quiet Enjoyment.

        If Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Primary Term and each Extended Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

23.11 Force Majeure.

        Except as otherwise stated herein, if performance by either party of any term, condition or covenant in this Lease is delayed or prevented by an Act of God, strike, lockout, shortage of material or labor, restriction by any governmental authority, civil riot, act of war, or flood, the period for performance of the term, condition or covenant shall be extended for a period equal to the period that such party is so delayed or prevented in the performance of such obligation. The provisions of the foregoing provision specifically do not apply to lack of funds or the inability of the performing party to obtain appropriate financing.

23.12 Authority.

        Landlord covenants and warrants that Landlord has good title to the Premises and the full right and lawful authority to enter into this Lease for the full term described and for all extensions, and that except for existing mortgages, the Premises are free and clear of all contracts, leases, liens, restrictions and encumbrances of whatever nature. Tenant covenants and warrants that Tenant has the requisite power and authority to enter into and execute this Lease and to perform the obligations hereunder, and the persons executing this agreement have the requisite power and authority to do so.

23.13 Disposition of the Premises by Landlord.

        Landlord hereby agrees that Landlord shall not sell or otherwise dispose of the Premises during the Primary Term of this Lease. Notwithstanding anything to the contrary contained herein, Landlord shall have the option, upon the expiration of the Primary Term of this Lease and at any time thereafter, to sell or otherwise dispose of the Premises; provided that any such sale or other disposition of the Premises shall be subject to this Lease. To exercise the option described in this Section 22.13, Landlord shall notify Tenant in writing ninety (90) days prior to the anticipated closing date of the sale or other disposition of the Premises that Landlord intends to sell or otherwise dispose of the Premises (the “Notice of Disposition”). The Notice of Disposition shall be irrevocable, and, upon the delivery of the Notice of Disposition to Tenant, Landlord shall be obligated to pay the Disposition Fee to Tenant in accordance with Section 3.4 above.

23.14 Non-Disturbance Agreement.

Landlord shall use its best efforts to cause Lender

23.15 Submission of Lease

This Lease is not effective until execution by and delivery to both Landlord and Tenant.

        IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

WITNESSES:	LANDLORD:
DAVE COOK, individually

/S/ Connie Dickinson	By: /S/ A David Cook
Name: Dave Cook
Date: 1/12/01

WITNESSES:	TENANT:
SCP POOL CORPORATION a Delaware corporation

/S/ Cheri Sommer	By: /S/ Rich Polizzotto
Name: Rich Polizzotto
Title: Vice President
Date: 1/15/01

FIRST AMENDMENT

        This First Amendment (the “Amendment”) is made and entered into as of the 24th day of October, 2001, by and between S & C DEVELOPMENT, L.L.C., a Louisiana limited liability company (“Landlord”), and SCP POOL CORPORATION, a Delaware corporation (“Tenant”).

WITNESSETH

A.

WHEREAS, Tenant did enter into that certain Lease dated January 15, 2001 with Dave Cook for space currently containing approximately 24,950 square feet (the “Premises”) described as Lots 16 and 17 of Hudiburg Industrial Addition, bearing the municipal address, of 308 Hudiburg Circle, Oklahoma City, OK 73107 which lease has not been previously amended (collectively, the “Lease”); and

B.

WHEREAS, S & C Development, L.L.C., a Louisiana limited liability company wishes to covenant and agree with Tenant that S & C Development, L.L.C., a Louisiana limited liability company shall expressly assume each and every obligation, representation and warranty of Landlord pursuant to the Lease, and as amended herein;

C.	Tenant and Landlord mutually desire that the Lease be amended on and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Amendment. Landlord and Tenant agree that the Lease shall be amended in accordance with the following terms and conditions:

A.

Wherever the term “Landlord”, “Lessor” or similar word is used in the Lease or amendment to Lease, said word shall be deemed to refer to S & C Development, L.L.C., a Louisiana limited liability company. From and after execution of this Amendment, S & C Development, L.L.C., a Louisiana limited liability company expressly covenants and warrants, and represents to Tenant that it shall assume all obligations, responsibilities and liabilities of Landlord under the Lease, as amended, as though it were the original Landlord under said Lease.

B.	Section 3.4, “Disposition Fee,” of the Lease shall be modified and amended by the substitution of following paragraph and shall read:

“If Landlord elects to sell or otherwise dispose of the Premises in accordance with Section 22.13 below, Landlord shall pay a fee to Tenant (the “Disposition Fee”) in an amount equal to the greater of (i) fifty percent (50%) of the Profit (as hereinafter defined) on the sale or other disposition of the Premises; or (ii) fifty percent (50%) of the amount by which the Fair Market Value (as hereinafter defined) of the Premises exceeds $898,664.57 (the initial cost of the Premises). The Disposition Fee shall be due and payable to Tenant within one hundred five (105) days after the delivery of the Notice of Disposition (as defined in Section 22.13 below) to Tenant. As used herein, “Profit” shall mean the amount by which (a) the sale price, in the event of the sale of the Premises, or (b) the proceeds of any other disposition of the Premises, in the event of such other disposition, exceed(s) $898,664.57. As used herein, “Fair Market Value” shall mean fair market value as determined by an appraisal of the Premises provided by an Oklahoma Certified Appraiser.”

C.	Section 3.5, “Termination/Expiration Fees,” of the Lease shall be modified and amended by the substitution of following paragraph and shall read:

“If Tenant elects not to exercise the Option with respect to the First Extended Term, Landlord shall, within thirty (30) days of the expiration of the Primary Term, pay to Tenant a fee in an amount equal to the greater of (i) fifty percent (50%) of the amount by which the Fair Market Value of the Premises exceeds $898,664.57; or (ii) if, as of the expiration of the Primary Term, Landlord has agreed to sell or otherwise dispose of the Premises, fifty percent (50%) of the Profit derived, or to be derived, from the sale or other disposition of the Premises, as the case may be. If Tenant elects not to exercise the Option with respect to the Second Extended Term, Landlord shall, within thirty (30) days of the expiration of the First Extended Term, pay to Tenant a fee in an amount equal to the greater of (i) fifty percent (50%) of the amount by which the Fair Market Value of the Premises exceeds $898,664.57; or (ii) if, as of the expiration of the First Extended Term, Landlord has agreed to sell or otherwise dispose of the Premises, fifty percent (50%) of the Profit derived, or to be derived, from the sale or other disposition of the Premises, as the case may be. If Tenant elects to exercise the Option with respect to both the First Extended Term and the Second Extended Term, Landlord shall, within thirty (30) days of the expiration of the Second Extended Term, pay to Tenant a fee in an amount equal to the greater of (i) fifty percent (50%) of the amount by which the Fair Market Value of the Premises exceeds $898,664.57; or (ii) if, as of the expiration of the Second Extended Term, Landlord has agreed to sell or otherwise dispose of the Premises, fifty percent (50%) of the Profit derived, or to be derived, from the sale or other disposition of the Premises, as the case may be.”

      II. Miscellaneous.

A.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

WITNESSES; ATTESTATION	LANDLORD
S&C DEVELOPMENT, LLC a Louisiana limited liability company

/S/ Angela McCue	By: /S/ A David Cook
Name: Arthur David Cook
Title: Owner

TENANT:
SCP POOL CORPORATION, a Delaware corporation

/S/ Cheri Sommer	By: /S/ Rich Polizzotto
Name: Rich Polizzotto
Title: Vice President

FIRST AMENDMENT

        This First Amendment (the “Amendment”) is made and entered into as of the 5th day of December, 2001, by and between S & C DEVELOPMENT, L.L.C., a Louisiana limited liability company (“Landlord”), and SCP POOL CORPORATION, a Delaware corporation (“Tenant”).

WITNESSETH

A.

WHEREAS, Tenant did enter into that certain Lease dated January 15, 2001 with Landlord for space currently containing approximately 24,950 square feet (the “Premises”) described as Lots 16 and 17 of Hudiburg Industrial Addition, bearing the municipal address, of 308 Hudiburg Circle, Oklahoma City, OK 73107 which lease has been previously amended by First Amendment dated October 24, 2001 (collectively, the “Lease”); and

B.	WHEREAS, Tenant and Landlord mutually desire that the Lease be amended on and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Amendment. Landlord and Tenant agree that the Lease shall be amended in accordance with the following terms and conditions:

    1.        The Commencement Date of the Lease is November 10, 2001;

2.     The Termination Date of the Lease is November 30, 2011.

3.     The schedule of Rent payments in Section 3 of the Lease shall be amended as follows:

A.	One (1) installment of $8,368.71 (i.e., $398.51 per diem) for the period beginning November 10, 2001 and ending November 30, 2001.

B.	Twenty-four (24) equal installments of $11,955.21 each payable on or before the first day of each month during the period beginning December 1, 2001 and ending November 30, 2003.

B.	Twenty-four (24) equal installments of $12,371.04 each payable on or before the first day of each month during the period beginning December 1, 2003 and ending November 30, 2005.

C.	Twenty-four (24) equal installments of $12,745.29 each payable on or before the first day of each month during the period beginning December 1, 2005 and ending November 30, 2007.

D.	Twenty-four (24) equal installments of $12,994.79 each payable on or before the first day of each month during the period beginning December 1, 2007 and ending November 30, 2009.

E.	Twenty-four (24) equal installments of $13,202.71 each payable on or before the first day of each month during the period beginning December 1, 2009 and ending November 30, 2011.

      II. Miscellaneous.

A.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

WITNESSES; ATTESTATION	LANDLORD
S&C DEVELOPMENT, LLC a Louisiana limited liability company

/S/ Angela McCue	By: /S/ A David Cook
Name: Arthur David Cook
Title: Owner

TENANT:
SCP POOL CORPORATION, a Delaware corporation

/S/ Cheri Sommer	By: /S/ Rich Polizzotto
Name: Rich Polizzotto
Title: Vice President